NUCLEAR KEY CONTRIBUTOR
RETENTION PLAN

(As Amended and Restated as of January 1, 2008)

ARTICLE I

Establishment and Purpose

1.1           The Company hereby amends and restates the Nuclear Key Contributor Retention Plan effective as of January 1, 2008.  This Plan was originally established by the Company effective May 1, 2000.

1.2           The purpose of the Nuclear Key Contributor Retention Plan is retain the services of key employees who are very important to the ongoing performance of the Company and of the D. C. Cook Nuclear Plant.

ARTICLE II

Definitions

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)           “Account” means the separate memo account established by the Company for each Participant.

(b)           “Award Letter” means a letter setting forth the terms and conditions applicable to the establishment of a Participant’s Account which shall include, but shall not be limited to, the amount credited to a Participant’s Account and the time period over which the amount credited to the Account shall vest.

(c)           “Cause” means and shall include, but is not limited to, the Participant’s theft or destruction of Company property, the Participant’s willful breach or habitual neglect of the duties that the Participant is required to perform, or the Participant’s behavior or actions which are illegal and or unethical.

(d)           “Committee” means the individuals holding the following offices within the Company; Chief Executive Officer; Chief Financial Officer; Senior Vice President – Shared Services; and the head of the Human Resources Department.

(e)           “Company” means, except as provided in Article 11, the American Electric Power Service Corporation, a New York corporation, and any of its subsidiaries and affiliates.

(f)           “Comparable Job” means a job at the same pay grade with the same or equivalent level of responsibility.

(g)           “Disability” means a total and permanent disability as defined in the American Electric Power System Retirement Plan as amended from time to time.

(h)           “Fund” means the investment options made available to participants in the Supplemental Savings Plan.

(i)           “Investment Income” means with respect to a Participant’s Account the earnings, gains and losses derived from the investment of the amount credited to a Participant’s Account in a Fund or Funds.

(j)           “Key Employee” means a Participant who is classified as a “specified employee” at the time of Termination in accordance with the policies adopted by the Committee in order to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code and the guidance issued thereunder.

(k)           “Participant” means any full-time employee of the Company, who has been selected to participate in the Plan.

(l)           “Plan” means this Nuclear Key Contributor Retention Plan.

(m)           “Retirement” means a Termination of employment after the Participant attains age 55 and has completed five years of service with the Company.

(n)           “Supplemental Savings Plan” means the American Electric Power System Supplemental Retirement Savings Plan, a non-qualified deferred compensation plan sponsored by the Company, as amended from time to time.

(o)           “Termination” means termination of employment with the Company and its subsidiaries and affiliates for any reason; provided that effective with respect to Participants whose employment terminates on or after January 1, 2005, determinations as to the circumstances that will be considered a Termination (including a disability and leave of absence) shall be made in a manner consistent with the written policies adopted by the Human Resources Committee from time to time to the extent such policies are consistent with the requirements imposed under Code 409A(a)(2)(A)(i).

ARTICLE III

Administration

3.1           The Committee shall administer the Plan.  The Committee shall have the authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretation, rules and regulation shall be conclusive and binding on all Participants.

3.2           The Committee may employ agents, attorneys, accountants, or other persons and allocate or delegate to them powers, rights, and duties all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.

3.3           If the Committee determines that the occurrence of any merger, reclassification, consolidation, recapitalization, stock dividend or stock split requires an adjustment in order to preserve the benefits intended under the Plan, then the Committee may, in its discretion, make equitable proportionate adjustments in individual Fund Unit grants.

ARTICLE IV

Eligibility and Participation

4.1           Eligibility for participation in the Plan shall be limited to employees who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the D. C. Cook Nuclear Plant.  At the sole discretion of the Committee an employee may become a Participant in the Plan on or after May 1, 2000.

4.2           The Committee shall determine the amount to be credited to a Participant’s Account and the credited amount shall be specified in the Participant’s Award Letter.  As soon as practicable following a Participant’s selection, the Committee shall provide the Participant with an Award Letter.

ARTICLE V

Investment of Credited Amounts

5.1           The initial contribution by the Company to a Participant’s Account shall be invested in the Interest Bearing Account (formerly called the “AEP Fixed Income Fund”) and shall remain in that Fund until such time that the Participant elects to invest the initial contribution in a different Fund or Funds.  The Participant may change the selected Funds by notifying the Company or the recordkeeper retained by the Company.  Any change in the Funds selected by the Participant shall be implemented as soon as practicable.

5.2           A Participant may elect to transfer all or a portion of the amount credited to the Participant’s Account from any Fund or Funds to any other Fund or Funds by giving notice to the Company or the recordkeeper retained by the Company.  Transfers between Funds may be made in any whole percentage or dollar amounts and shall be implemented as soon as possible.

5.3           The Funds shall be valued daily at their fair market value and each Participant’s Account shall be valued daily at its fair market value.  The fair market value calculation for a Participant’s Account shall be made after all Investment Income and Fund transfers for the day are recorded.

5.4           If a Participant receives a payment of a portion of the amount credited to the Participant’s Account in accordance with Article VII, the payment shall be taken pro-rata from the Funds the Participant’s Account is then invested in.

5.5           The Plan is an unfunded non-qualified deferred compensation plan and therefore the amounts credited to a Participant’s Account and the Participant’s investment of the credited amounts in the Fund or Funds selected by the Participant are memo accounts that represent general, unsecured liabilities of the Company payable exclusively out of the general assets of the Company.

ARTICLE VI

Vesting

6.1           Except as provided in section 6.2, amounts credited to a Participant’s Account shall vest after a set term as specified in the Award Letter.  A Participant will forfeit any unvested Fund Units if the participant voluntary resigns before Retirement or Disability or if the Participant is terminated for Cause.

6.2           Fund Units that are not vested in accordance with section 6.1 shall become fully vested:

(a)           Upon the Retirement of the Participant,

(b)           Upon the Participant’s Disability,

(c)           If the Company ceases or restructures its nuclear operations and the Participant’s position with the Company is Terminated, or

(d)           If there is a change in control of the Company’s nuclear operations such that the Company does not have primary management or operation responsibility for the D.C. Cook Nuclear Plant, or

(e)           If the Company is part of a consortium or joint venture the purpose of which is to operate several nuclear electric generation plants and the Company does not have a controlling interest in the consortium or joint venture, or

(f)           If as a result of a transaction described in (c), (d) or (e) the Participant’s position is terminated and the Company does not offer a Comparable Job to the Participant.

ARTICLE VII

Determination and Payment

7.1           The Participant shall receive a lump sum cash distribution of the vested portion of the Participant’s Account within ten days after the vesting date specified in the Award Letter, unless the Participant elects to defer payment of the vested portion of the Participant’s Account as provided in section 7.2.  The lump sum cash payment shall be calculated on the basis of the market value of the Fund or Funds the Participant’s Account is invested in as of the day the Participant’s Account becomes vested.

7.2           So long as a Participant currently is not participating in a deferred compensation plan that is considered to be in the same category as this Plan under the plan aggregation rules of Treasury Regulation Section 1.409A-1(c)(2) or any subsequent guidance, the Participant, within 30 days of becoming a Participant in this Plan, may make an election to defer the cash payment of the amounts credited in the Account as they become vested.  Notwithstanding the foregoing, effective December 31, 2000, no employee shall be eligible to become a new Participant in this Plan or make elections under this Plan.  The vested amounts may be deferred for one or more years.  However, if the Participant’s deferral period extends beyond the Participant’s Retirement date, the payment of the deferred amounts must commence no later than one year after the Participant’s date of Retirement.  Except as otherwise specified in Section 7.3, upon the expiration of the deferral period, the deferred amounts shall be paid in a lump sum or over a period of years, not to exceed ten years, as elected by the Participant.  The deferred amounts shall continue to be invested in the Fund or Funds as selected by the Participant as provided in Article V.  The cash payment of the deferred amounts shall be calculated on the basis of the market value of the Fund or Funds the deferred amounts are invested in as of the date the deferred amounts are to be paid to the Participant.

7.3           (a)           If a Participant’s employment with the Company Terminates before Retirement or Disability, then notwithstanding any election that the Participant made under Section 7.2, the Participant’s Account shall be paid as a lump sum within 10 days of the Participant’s Termination.

(b)           Notwithstanding any election that the Participant made under Section 7.2 or the lump sum payment required by paragraph (a) of this Section 7.3, if a Participant’s payment under this Plan is triggered by the Termination of such Participant and if at the time of Termination such Participant is a Key Employee, the payments to such Participant shall not be triggered until the earlier of (A) the first day of the seventh (7th) month after the Participant’s Termination; or (B) the date of the Participant’s death.

(c)           Notwithstanding any other provision of this Plan to the contrary, payment to a Participant under any provision of this Plan will be delayed at any time that the Committee reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law; provided however, that any payments so delayed shall be paid at the earliest date at which the Committee reasonably anticipates that the making of such payment will not cause such violation.

ARTICLE VIII

Death

8.1           In the event a Participant dies prior to the complete payment of the Participant’s vested Fund Units, the amount owning to the Participant shall be paid to the Participant’s spouse if the spouse is then living.  If the Participant is not married at the time of death, the amount owing to the Participant shall be paid to the Participant’s estate.

Article IX

Taxes and Tax Treatment

9.1           The Company shall withhold federal, state and local income taxes, Social Security taxes and Medicare Taxes from any distribution hereunder to the extent that such taxes are then payable.

ARTICLE X

Amendment or Termination

10.1           The Committee shall have the right, authority and power to alter, amend, modify, revoke or terminate the Plan.

10.2           No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant of all or any portion of any benefits earned up to the date of the amendment or termination of the Plan.

ARTICLE XI

Change In Control

11.1           Notwithstanding any provisions of this Plan to the contrary, if a Change in Control of the Company occurs, all Fund Unit grants awarded to the Participants and not then vested shall be deemed to be fully vested as of the date of the Change in Control.  Payments of the Fund Units shall be made in cash within three months after the Change in Control.  The cash payment shall be calculated on the basis of the average of the Fair Market Value of the Fund Units as of the date of the Change in Control.

11.2           For purposes of this Article XI; the term “Company” shall mean the American Electric Power Company, Inc., a New York corporation and it subsidiaries.  All references to the term Company in other Articles of this Plan shall have the meaning as provided in Article II (d).

11.3           A “Change In Control” of the Company shall be deemed to have occurred if and as of such date that (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than any Company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, becomes “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of more than one-third (⅓) of the then outstanding voting stock of the Company; or (ii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (⅔) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the complete liquidation of the Company or the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

ARTICLE XII

Miscellaneous

12.1           Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon a Participant any right to continue in the employ of the Company.

12.2           In the event the Committee shall find that a Participant is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant be paid to the duly appointed legal representative of the Participant, and any such payment so made shall be a complete discharge of the liabilities of the Plan.

12.3           The Company intends the following with respect to this Plan: (1) Section 451(a) of the Code would apply to the Participant's recognition of gross income as a result of participation herein; (2) the Participants will not recognize gross income as a result of participation in the Plan unless and until and then only to the extent that distributions are received; (3) the Company will not receive a deduction for amount credited to any Account unless and until and then only to the extent that amounts are actually distributed; (4) the provisions of Parts 2, 3, and 4 of Subtitle B of Title I of ERISA shall not be applicable; and (5) the design and administration of the Plan are intended to comply with the requirements of Section 409A of the Code, to the extent such section is effective and applicable to amounts deferred hereunder.  However, no Eligible Employee, Participant, Former Participant, beneficiary or any other person shall have any recourse against the Company, the Committee or any of their affiliates, employees, agents, successors, assigns or other representatives if any of those conditions are determined not to be satisfied.

12.4           The Plan shall be construed and administered according to the applicable provisions of ERISA and the laws of the State of Ohio.

12.5           Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, alienate or convey in advance of actual receipt, the amounts, if any, payable under this Plan.  Such amounts payable, or any part thereof, and all rights to such amounts payable are not assignable and are not transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person.  Additionally, no part of any amounts payable shall, prior to actual payment, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise, except that if necessary to comply with a “qualified domestic relations order,” as defined in ERISA Section 206(d), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse in accordance with the Participant’s election under this Plan as to the time and form of payment.

American Electric Power Service Corporation has caused this amendment and restatement of the Nuclear Key Contributor Retention Plan to be signed as of this 31st day of December, 2008.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By: /s/ Genevieve A. Tuchow
Genevieve A. Tuchow, Vice President, Human Resources